Exhibit 99.1

BRIGHTVIEW REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2022 RESULTS

Fourth Quarter Fiscal Year 2022 Highlights

•
Record total revenue of $723.4 million, reflects growth of 7.4%, including 3.4% total organic growth.
•
Maintenance land organic revenue growth of 2.2%, sixth consecutive quarter of land organic growth.
•
Development organic revenue growth of 8.5%, reflecting solid recovery.
•
Net Income of $15.3 million compared to prior year of $26.8 million.
•
Adjusted EBITDA of $91.3 million compared to prior year of $89.5 million.
•
Earnings Per Share of $0.16 compared to the prior year of $0.26. Adjusted Earnings Per Share of $0.37 compared to the prior year of $0.38.

Company Provides First Quarter Fiscal 2023 Guidance

•
First Quarter Total Revenue of $610 - $640 million, and Adjusted EBITDA[1] of $38 - $44 million.
•
Underpinned by Maintenance and Development organic growth as well as benefits from accretive M&A

BLUE BELL, PA, November 17, 2022 -- BrightView Holdings, Inc. (NYSE: BV) (the “Company” or “BrightView”), the leading commercial landscaping services company in the United States, today reported unaudited results for the fourth quarter ended September 30, 2022.

“We are pleased to report record revenues for the fourth quarter and fiscal year 2022, anchored by land organic growth of 4.4%, exceeding our long-term plans and significantly outpacing industry growth. In addition, our accretive acquisitions continued to benefit our topline.” said Andrew Masterman, BrightView President and Chief Executive Officer. "Our results are powered by the hard work and dedication of our team members, and I am very thankful for their efforts. Looking ahead, we will continue to execute on our strategic plan to deliver another year of solid organic growth in fiscal 2023, while implementing initiatives to mitigate against externally driven headwinds and strengthen our profitability.”

Total BrightView - Operating Highlights
	Three Months Ended September 30,			Year Ended September 30,
($ in millions, except per share figures)	2022	2021	Change	2022	2021	Change
Revenue	$723.4	$673.7	7.4%	$2,774.6	$2,553.6	8.7%
Net Income	$15.3	$26.8	(42.9%)	$14.0	$46.3	(69.8%)
Net Income Margin	2.1%	4.0%	(190) bps	0.5%	1.8%	(130) bps
Adjusted EBITDA	$91.3	$89.5	2.0%	$287.9	$302.3	(4.8%)
Adjusted EBITDA Margin	12.6%	13.3%	(70) bps	10.4%	11.8%	(140) bps
Adjusted Net Income	$34.5	$39.6	(12.9%)	$100.9	$126.3	(20.1%)
Basic Earnings per Share	$0.16	$0.26	(38.5%)	$0.14	$0.44	(68.2%)
Earnings per Share, Adjusted	$0.37	$0.38	(2.6%)	$1.03	$1.20	(14.2%)
Weighted average number of common shares outstanding	93.0	105.2	(11.6%)	97.9	105.2	(6.9%)

1Adjusted EBITDA is a non-GAAP measure. Refer to the “Non-GAAP Financial Measures” section for more information. The Company is not providing a quantitative reconciliation of its financial outlook for Adjusted EBITDA to net income, its corresponding GAAP measure, because the GAAP measure that is excluded from its non-GAAP financial outlook is difficult to reliably predict or estimate without unreasonable effort due to its dependence on future uncertainties, such as items discussed below. Information that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Free Cash Flow and Adjusted Earnings per Share are non-GAAP measures. Refer to the “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” sections for more information.

For the fourth quarter of fiscal 2022, total revenue increased 7.4% to a record $723.4 million driven by $22.8 million from organic growth, or 3.4% of the total percentage increase quarter over quarter, and $26.9 million from acquired business, or 4.0% of the total percentage increase quarter over quarter.

Fiscal 4Q22 - Total Revenue
$673.7
$10.5[1]
$13.5[2]
$14.4
$13.4
$723.4
4Q21
Commercial Landscaping
Maintenance Acquisitions
Development Services
Development Acquisitions
4Q22
Maintenance Services Segment
Development Services Segment

Figures are in $ millions, totals may not sum due to intercompany eliminations

[1]Included in Commercial Landscaping is ($0.5M) of Snow Removal

[2]Landscape Services $13.4, Snow Removal $0.1

For the fiscal year ended September 30, 2022, total revenue increased 8.7% to a record $2,774.6 million driven by $81.5 million from organic growth, or 3.2% of the total percentage increase quarter over quarter, and $139.5 million from acquired businesses, or 5.5% of the total percentage increase quarter over quarter.

Fiscal 2022 Results – Segments

Maintenance Services - Operating Highlights
	Three Months Ended September 30,			Year Ended September 30,
($ in millions)	2022	2021	Change	2022	2021	Change
Landscape Maintenance	$529.2	$504.8	4.8%	$1,825.7	$1,698.0	7.5%
Snow Removal	$(0.7)	$(0.3)	(133.3%)	$256.3	$284.9	(10.0%)
Total Revenue	$528.5	$504.5	4.8%	$2,082.0	$1,982.9	5.0%
Adjusted EBITDA	$81.4	$87.1	(6.5%)	$278.8	$299.6	(6.9%)
Adjusted EBITDA Margin	15.4%	17.3%	(190) bps	13.4%	15.1%	(170) bps
Capital Expenditures	$15.5	$14.9	4.0%	$82.9	$52.4	58.2%

For the fourth quarter of fiscal 2022, revenue in the Maintenance Services Segment increased by $24.0 million, or 4.8%, from the prior year. The increase was primarily driven by a $13.5 million revenue contribution from acquired businesses combined with an increase of $11.0 million, or 2.2%, in underlying commercial landscape services.

Adjusted EBITDA for the Maintenance Services Segment for the three months ended September 30, 2022 decreased by $5.7 million to $81.4 million from $87.1 million in the 2021 period. Segment Adjusted EBITDA Margin decreased 190 basis points, to 15.4%, in the three months ended September 30, 2022, from 17.3% in the 2021 period. The decreases in Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin were principally driven by higher fuel costs, the impact of Hurricane Ian and the reinstatement of the employer match for the employee savings plan.

For the fiscal year ended September 30, 2022, revenue in the Maintenance Services Segment increased by $99.1 million, or 5.0%, from the 2021 period. Revenues from landscape maintenance services were $1,825.7 million for the fiscal year ended September 30, 2022, an increase of $127.7 million over the 2021 period. The increase in landscape maintenance service revenues was primarily driven by a $74.5 million, or 4.4%, increase in underlying commercial landscape services underpinned by a combination of contract services growth and to a greater extent ancillary services growth, as well as a $53.2 million revenue contribution from acquired businesses. Offsetting this was a decrease of $28.6 million in snow removal services, net of $21.1 million from acquired businesses, due to overall less snowfall during the year ended September 30, 2022 as compared to the 2021 period.

Adjusted EBITDA for the Maintenance Services Segment for the fiscal year ended September 30, 2022 increased by $20.8 million to $278.8 million from $299.6 million in the 2021 period. Segment Adjusted EBITDA Margin decreased 170 basis points, to 13.4%, in the 2022 period, from 15.1% in the 2021 period. The decreases in Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin were principally driven by the decrease in snow removal revenues, higher fuel costs and the reinstatement of the employer match for the employee savings plan, partially offset by increases in revenues from underlying commercial landscape services and acquisitions discussed above.

Development Services - Operating Highlights
	Three Months Ended September 30,			Year Ended September 30,
($ in millions)	2022	2021	Change	2022	2021	Change
Revenue	$198.0	$170.2	16.3%	$698.8	$574.9	21.6%
Adjusted EBITDA	$25.5	$18.6	37.1%	$73.7	$65.2	13.0%
Adjusted EBITDA Margin	12.9%	10.9%	200 bps	10.5%	11.3%	(80) bps
Capital Expenditures	$1.7	$1.2	41.7%	$12.5	$6.2	101.6%

For the fourth quarter of fiscal 2022, revenue in the Development Services Segment increased by $27.8 million, or 16.3%, compared to the prior year. The increase was principally driven by an increase in Development Services project volumes of $14.4 million coupled with $13.4 million of revenue contributions from acquired businesses.

Adjusted EBITDA for the Development Services Segment for the three months ended September 30, 2022 increased $6.9 million, to $25.5 million, compared to the 2021 period and Adjusted EBITDA Margin increased 200 basis points, to 12.9% for the quarter from 10.9% in the prior year. Adjusted EBITDA and Adjusted EBITDA Margin increased primarily as a result of the increases in revenues described above coupled with lower labor and materials costs as a percentage of revenue.

For the fiscal year ended September 30, 2022, revenue in the Development Services Segment increased by $123.9 million, or 21.6%, compared to the 2021 period. The increase was driven by a $65.2 million revenue contribution from acquired businesses combined with an increase of $58.7 million due to additional project volumes.

Adjusted EBITDA for the Development Services Segment fiscal year ended September 30, 2022 increased $8.5 million, to $73.7 million, compared to the 2021 period, principally as a result of the increases in revenues described above, partially offset by higher materials costs and the reinstatement of the employer match for the employee savings plan. Segment Adjusted EBITDA Margin decreased 80 basis points, to 10.5% for the period from 11.3% in the 2021 period, primarily as a result of higher materials and fuel costs as a percentage of revenue, partially offset by lower labor costs as a percentage of revenue.

Total BrightView Cash Flow Metrics
	Year Ended September 30,
($ in millions)	2022	2021	2020
Net Cash Provided by Operating Activities	$106.9	$148.4	$245.1
Free Cash Flow	$6.7	$96.7	$197.2
Capital Expenditures	$107.3	$61.2	$52.7

Net cash provided by operating activities for the fiscal year ended September 30, 2022 decreased $41.5 million, to $106.9 million, from $148.4 million in the prior year. This decrease was due to a decrease in the cash provided by accounts payable and other operating liabilities principally due to the impact of the repayment of the payroll tax deferral under the CARES Act. This was partially offset by an increase in cash provided by accounts receivable and unbilled and deferred revenue.

Free Cash Flow decreased $90.0 million to $6.7 million for the fiscal year ended September 30, 2022 from $96.7 million in the prior year. The decrease in Free Cash Flow was due to the decrease in net cash provided by operating activities described above, and an increase in cash used for capital expenditures, as described below.

For the fiscal year ended September 30, 2022, capital expenditures were $107.3 million, compared with $61.2 million in the 2021 period driven principally by receipted orders previously impacted by pandemic-related supply chain challenges. The Company also generated proceeds from the sale of property and equipment of $7.1 million and $9.5 million during the fiscal year ended September 30, 2022 and 2021, respectively. Net of the proceeds from the sale of property and equipment, net capital expenditures represented 3.6% and 2.0% of revenue in the fiscal year ended September 30, 2022 and 2021, respectively.

Total BrightView Balance Sheet Metrics
($ in millions)	September 30, 2022	June 30, 2022	September 30, 2021
Total Financial Debt[1]	$1,395.0	$1,394.9	$1,179.7
Total Cash & Equivalents	20.1	26.3	123.7
Total Net Financial Debt[2]	$1,374.9	$1,368.6	$1,056.0
Total Net Financial Debt to Adjusted EBITDA ratio[3]	4.8x	4.8x	3.5x
[1]Total Financial Debt includes total long-term debt, net of original issue discount, and finance lease obligations
[2]Total Net Financial Debt equals Total Financial Debt minus Total Cash & Equivalents
[3]Total Net Financial Debt to Adjusted EBITDA ratio equals Total Net Financial Debt divided by the trailing twelve month Adjusted EBITDA.

As of September 30, 2022, the Company’s Total Net Financial Debt was $1,374.9 million, an increase of $318.9 million compared to $1,056.0 million as of September 30, 2021. The Company’s Total Net Financial Debt to Adjusted EBITDA ratio was 4.8x, 4.8x and 3.5x as of September 30, 2022, June 30, 2022 and September 30, 2021, respectively.

Conference Call Information

A conference call to discuss the fourth quarter fiscal 2022 financial results is scheduled for November 17, 2022, at 10 a.m. ET. The U.S. toll free dial-in for the conference call is (844) 200-6205 and the international dial-in is (929) 526-1599. The Conference ID is 599013. A live audio webcast of the conference call will be available on the Company’s investor website https://investor.brightview.com, where presentation materials will be posted prior to the call.

A replay of the call will be available until 11:59 p.m. ET on November 24, 2022. To access the recording, dial (866) 813-9403 (Conference ID 747190).

About BrightView

BrightView (NYSE: BV), the nation’s largest commercial landscaper, proudly designs, creates, and maintains the best landscapes on Earth and provides the most efficient and comprehensive snow and ice removal services. With a dependable service commitment, BrightView brings brilliant landscapes to life at premier properties across the United States, including business parks and corporate offices, homeowners' associations, healthcare facilities, educational institutions, retail centers, resorts and theme parks, municipalities, golf courses, and sports venues. BrightView also serves as the Official Field Consultant to Major League Baseball. Through industry-leading best practices and sustainable solutions, BrightView is invested in taking care of our team members, engaging our clients, inspiring our communities, and preserving our planet. Visit www.BrightView.com and connect with us on Twitter, Facebook, and LinkedIn.

Forward Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this presentation, including statements relating to our fourth quarter fiscal 2022 and full year fiscal 2022 guidance and other statements related to our expectations regarding our industry, strategy, future operations, future liquidity and financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words such as “outlook,” “guidance,” “projects,” “continues,” “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative version of these words or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. By their nature, forward-looking statements: speak only as of the date they are made; are not statements of historical fact or guarantees of future performance; and are subject to risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Factors that could cause actual results to differ materially from those projected include, but are not limited to: general business economic and financial conditions; the duration and extent of the novel coronavirus (COVID-19) pandemic and its resurgence, and the impact of federal, state and local governmental actions and customer behavior in response to the pandemic, including possible additional or reinstated restrictions as a result of a resurgence of the pandemic; competitive industry pressures; the failure to retain current customers, renew existing customer contracts and obtain new customer contracts; the failure to enter into profitable contracts, or maintaining customer contracts that are unprofitable; a determination by customers to reduce their outsourcing or use of preferred vendors; the dispersed nature of our operating structure; our ability to implement our business strategies and achieve our growth objectives; the possibility that the anticipated benefits from our business acquisitions will not be realized in full or at all or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of acquired businesses’ operations will be greater than expected and the possibility that integration efforts will disrupt our business and strain management time and resources; the seasonal nature of our landscape maintenance services; our dependence on weather conditions; increases in prices for raw materials, labor and fuel caused by rising inflation or otherwise; changes in our ability to source adequate supplies and materials in a timely manner; any failure to accurately estimate the overall risk, requirements, or costs when we bid on or negotiate contracts that are ultimately awarded to us; the conditions and periodic fluctuations of real estate markets, including residential and commercial construction; our ability to retain or hire our executive management and other key personnel; our ability to attract and retain trained workers and third-party contractors and re-employ seasonal workers; any failure to properly verify employment eligibility of our employees; subcontractors taking actions that harm our business; our recognition of future impairment charges; laws and governmental regulations, including those relating to employees, wage and hour, immigration, human health and safety and transportation; environmental, health and safety laws and regulations, including regulatory costs, claims and litigation related to the use of chemicals and pesticides by employees and related third-party claims; the distraction and impact caused by litigation, of adverse litigation judgments and settlements resulting from legal proceedings; increase in on-job accidents involving employees; any failure, inadequacy, interruption, security failure or breach of our information technology systems; our ability to adequately protect our intellectual property; restrictions imposed by our debt agreements that limit our flexibility in operating our business; our ability to generate sufficient cash flow to satisfy our significant debt service obligations; our ability to obtain additional financing to fund future working capital, capital expenditures, investments or acquisitions, or other general corporate requirements; increases in interest rates governing our variable rate indebtedness increasing the cost of servicing our substantial indebtedness including changes related to LIBOR reform; ownership of our common stock; occurrence of natural disasters, terrorist attacks, geopolitical events, hostilities or other external events; changes in generally accepted accounting principles in the United States; our ability to pursue and achieve our environmental, social and corporate governance (ESG) focus area goals; unexpected delays, difficulties, and expenses encountered or incurred in pursuing our ESG goals and costs and requirements imposed as a result of maintaining the requirement of being a public company. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under “Item 1A. Risk Factors” in our Form 10-K for the fiscal year ended September 30, 2021 as such factors may be updated from time to time in our periodic filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement made in this press release speaks only as of the date on which it was made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “Adjusted EBITDA”, “Adjusted EBITDA Margin”, “Adjusted Net Income”, “Adjusted Earnings per Share”, “Free Cash Flow”, “Total Financial Debt”, “Total Net Financial Debt” and “Total Net Financial Debt to Adjusted EBITDA ratio”. We believe Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio assist investors in comparing our results across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management regularly uses these measures as tools in evaluating our operating performance, financial performance and liquidity. Management uses Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio to supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. In addition, we believe that Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio are frequently used by investors and other interested parties in the evaluation of issuers, many of which also present Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio when reporting their results in an effort to facilitate an understanding of their operating and financial results and liquidity. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

Adjusted EBITDA: We define Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, as further adjusted to exclude certain non-cash, non-recurring and other adjustment items.

Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA, defined above, divided by Net Service Revenues.

Adjusted Net Income: We define Adjusted Net Income as net income including interest and depreciation, and excluding other items used to calculate Adjusted EBITDA and further adjusted for the tax effect of these exclusions and the removal of the discrete tax items.

Adjusted Earnings per Share: We define Adjusted Earnings per Share as Adjusted Net Income divided by the weighted average number of common shares outstanding for the period.

Free Cash Flow: We define Free Cash Flow as cash flows from operating activities less capital expenditures, net of proceeds from the sale of property and equipment.

Total Financial Debt: We define Total Financial Debt as total long-term debt, net of original issue discount, and finance/capital lease obligations.

Total Net Financial Debt: We define Total Net Financial Debt as Total Financial Debt minus total cash and cash equivalents.

Total Net Financial Debt to Adjusted EBITDA ratio: We define Total Net Financial Debt to Adjusted EBITDA ratio as Total Net Financial Debt divided by the trailing twelve month Adjusted EBITDA.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio are not recognized terms under GAAP and should not be considered as an alternative to net income or the ratio of net income to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

INVESTOR RELATIONS CONTACT:	MEDIA CONTACT:
Faten Freiha, VP of Investor Relations	David Freireich, VP of Communications & Public Affairs
484.567.7148	484.567.7244
Faten.Freiha@BrightView.com	David.Freireich@BrightView.com

BrightView Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

(in millions)*	September 30, 2022	September 30, 2021
Assets
Current assets:
Cash and cash equivalents	$20.1	$123.7
Accounts receivable, net	397.6	378.9
Unbilled revenue	130.2	111.2
Other current assets	129.2	97.0
Total current assets	677.1	710.8
Property and equipment, net	328.3	264.4
Intangible assets, net	174.3	197.6
Goodwill	2,008.8	1,950.8
Operating lease assets	81.6	69.5
Other assets	35.4	44.5
Total assets	$3,305.5	$3,237.6
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$151.2	$144.4
Current portion of long-term debt	12.0	10.4
Deferred revenue	59.3	48.2
Current portion of self-insurance reserves	45.6	50.2
Accrued expenses and other current liabilities	193.5	220.9
Current portion of operating lease liabilities	26.8	22.0
Total current liabilities	488.4	496.1
Long-term debt, net	1,330.7	1,130.6
Deferred tax liabilities	68.6	70.8
Self-insurance reserves	101.1	104.5
Long-term operating lease liabilities	61.3	54.2
Other liabilities	38.6	38.7
Total liabilities	2,088.7	1,894.9
Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued or outstanding as of September 30, 2022 and September 30, 2021	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 105,700,000 and 105,200,000 shares issued and 93,000,000 and 105,200,000 shares outstanding as of September 30, 2022 and September 30, 2021, respectively	1.1	1.1
Treasury stock, at cost; 12,700,000 and 287,000 shares as of September 30, 2022 and September 30, 2021, respectively	(168.2)	(4.4)
Additional paid-in-capital	1,509.5	1,489.1
Accumulated deficit	(127.6)	(141.6)
Accumulated other comprehensive income (loss)	2.0	(1.5)
Total stockholders’ equity	1,216.8	1,342.7
Total liabilities and stockholders’ equity	$3,305.5	$3,237.6

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
(in millions)*	2022	2021	2022	2021
Net service revenues	$723.4	$673.7	$2,774.6	$2,553.6
Cost of services provided	534.8	493.6	2,099.8	1,902.8
Gross profit	188.6	180.1	674.8	650.8
Selling, general and administrative expense	135.4	133.7	534.9	508.0
Amortization expense	12.8	13.3	51.5	52.3
Income from operations	40.4	33.1	88.4	90.5
Other expense (income)	0.4	—	15.5	(2.7)
Interest expense	18.8	9.8	53.3	42.3
Income before income taxes	21.2	23.3	19.6	50.9
Income tax expense (benefit)	5.9	(3.5)	5.6	4.6
Net income	$15.3	$26.8	$14.0	$46.3
Earnings per share
Basic	$0.16	$0.26	$0.14	$0.44
Diluted	$0.16	$0.25	$0.14	$0.44

BrightView Holdings, Inc.

Segment Reporting

(Unaudited)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
(in millions)*	2022	2021	2022	2021
Maintenance Services	$528.5	$504.5	$2,082.0	$1,982.9
Development Services	198.0	170.2	698.8	574.9
Eliminations	(3.1)	(1.0)	(6.2)	(4.2)
Net Service Revenues	$723.4	$673.7	$2,774.6	$2,553.6
Maintenance Services	$81.4	$87.1	$278.8	$299.6
Development Services	25.5	18.6	73.7	65.2
Corporate	(15.6)	(16.2)	(64.6)	(62.5)
Adjusted EBITDA	$91.3	$89.5	$287.9	$302.3
Maintenance Services	$15.5	$14.9	$82.9	$52.4
Development Services	1.7	1.2	12.5	6.2
Corporate	2.0	0.4	11.9	2.6
Capital Expenditures	$19.2	$16.5	$107.3	$61.2

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Year Ended September 30,
(in millions)*	2022	2021
Cash flows from operating activities:
Net income	$14.0	$46.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	98.9	84.7
Amortization of intangible assets	51.5	52.3
Amortization of financing costs and original issue discount	3.7	3.7
Loss on debt extinguishment	12.6	—
Deferred taxes	(6.6)	28.9
Equity-based compensation	18.9	19.7
Realized (gain) loss on hedges	(1.0)	4.6
Other non-cash activities, net	(1.7)	(4.1)
Change in operating assets and liabilities:
Accounts receivable	(6.3)	(41.9)
Unbilled and deferred revenue	(6.9)	(25.8)
Other operating assets	(10.5)	(28.4)
Accounts payable and other operating liabilities	(59.7)	8.4
Net cash provided by operating activities	106.9	148.4
Cash flows from investing activities:
Purchase of property and equipment	(107.3)	(61.2)
Proceeds from sale of property and equipment	7.1	9.5
Business acquisitions, net of cash acquired	(93.1)	(110.4)
Proceeds from divestitures	—	2.7
Other investing activities, net	(0.4)	0.7
Net cash (used) by investing activities	(193.7)	(158.7)
Cash flows from financing activities:
Repayments of finance lease obligations	(27.0)	(20.5)
Repayments of term loan	(1,006.3)	(10.4)
Repayments of receivables financing agreement	(374.4)	(24.6)
Repayments of revolving credit facility	(165.0)	—
Proceeds from term loan, net of issuance costs	1,180.1	—
Proceeds from receivables financing agreement, net of issuance costs	391.7	34.5
Proceeds from revolving credit facility	165.0	—
Debt issuance costs	(4.6)	—
Proceeds from issuance of common stock, net of share issuance costs	1.6	1.8
Repurchase of common stock and distributions	(163.8)	(1.9)
Other financing activities, net	(14.1)	(2.0)
Net cash (used) by financing activities	(16.8)	(23.1)
Net change in cash and cash equivalents	(103.6)	(33.4)
Cash and cash equivalents, beginning of period	123.7	157.1
Cash and cash equivalents, end of period	$20.1	$123.7
Supplemental Cash Flow Information:
Cash paid for income taxes, net	$17.3	$19.5
Cash paid for interest	$48.7	$40.1

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
(in millions)*	2022	2021	2022	2021
Adjusted EBITDA
Net income	$15.3	$26.8	$14.0	$46.3
Plus:
Interest expense, net	18.8	9.8	53.3	42.3
Income tax expense (benefit)	5.9	(3.5)	5.6	4.6
Depreciation expense	27.3	21.1	98.9	84.7
Amortization expense	12.8	13.3	51.5	52.3
Business transformation and integration costs (a)	8.9	8.6	21.5	28.5
Offering-related expenses (b)	—	0.1	0.1	0.6
Equity-based compensation (c)	4.8	4.5	19.0	20.0
COVID-19 related expenses (d)	(2.5)	8.8	11.4	23.0
Debt extinguishment (e)	—	—	12.6	—
Adjusted EBITDA	$91.3	$89.5	$287.9	$302.3
Adjusted Net Income
Net income	$15.3	$26.8	$14.0	$46.3
Plus:
Amortization expense	12.8	13.3	51.5	52.3
Business transformation and integration costs (a)	8.9	8.6	21.5	28.5
Offering-related expenses (b)	—	0.1	0.1	0.6
Equity-based compensation (c)	4.8	4.5	19.0	20.0
COVID-19 related expenses (d)	(2.5)	8.8	11.4	23.0
Debt extinguishment (e)	—	—	12.6	—
Income tax adjustment (f)	(4.8)	(22.5)	(29.2)	(44.4)
Adjusted Net Income	$34.5	$39.6	$100.9	$126.3
Free Cash Flow
Cash flows from operating activities	$41.2	$15.0	$106.9	$148.4
Minus:
Capital expenditures	19.2	16.5	107.3	61.2
Plus:
Proceeds from sale of property and equipment	1.6	2.0	7.1	9.5
Free Cash Flow	$23.6	$0.5	$6.7	$96.7

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

(a)
Business transformation and integration costs consist of (i) severance and related costs; (ii) business integration costs and (iii) information technology infrastructure, transformation costs, and other.

	Three Months Ended September 30,		Fiscal Year Ended September 30,
(in millions)*	2022	2021	2022	2021
Severance and related costs	$0.7	$0.1	$1.6	$0.3
Business integration (g)	3.5	4.8	8.2	14.0
IT infrastructure, transformation, and other (h)	4.7	3.7	11.7	14.2
Business transformation and integration costs	$8.9	$8.6	$21.5	$28.5

(b)
Represents transaction related expenses incurred for IPO related litigation and completed or contemplated subsequent registration statements.
(c)
Represents equity-based compensation expense and related taxes recognized for equity incentive plans outstanding.
(d)
Represents expenses related to the Company’s response to the COVID-19 pandemic, principally temporary and incremental salary and related expenses, personal protective equipment, cleaning and supply purchases, and other. Additionally, fiscal year 2022 includes refunds related to employee retention credits allowed under the CARES Act.
(e)
Represents losses on the extinguishment of debt related to Amendment No. 6 to the Credit Agreement and includes the write-off of deferred finance fees and original issue discount.
(f)
Represents the tax effect of pre-tax items excluded from Adjusted Net Income and the removal of the applicable discrete tax items, which collectively result in an increase in income tax. The tax effect of pre-tax items excluded from Adjusted Net Income is computed using the statutory rate related to the jurisdiction that was impacted by the adjustment after taking into account the impact of permanent differences and valuation allowances. Discrete tax items include changes in laws or rates, changes in uncertain tax positions relating to prior years and changes in valuation allowances.

	Three Months Ended September 30,		Fiscal Year Ended September 30,
(in millions)*	2022	2021	2022	2021
Tax impact of pre-tax income adjustments	$4.8	$12.1	$29.4	$33.7
Discrete tax items	—	10.4	(0.2)	10.7
Income tax adjustment	$4.8	$22.5	$29.2	$44.4

(g)
Represents isolated expenses specifically related to the integration of acquired companies such as one-time employee retention costs, employee onboarding and training costs, and fleet and uniform rebranding costs. The Company excludes Business integration costs from the measures disclosed above since such expenses vary in amount due to the number of acquisitions and size of acquired companies as well as factors specific to each acquisition, and as a result lack predictability as to occurrence and/or timing, and create a lack of comparability between periods.
(h)
Represents expenses related to distinct initiatives, typically significant enterprise-wide changes. Such expenses are excluded from the measures disclosed above since such expenses vary in amount based on occurrence as well as factors specific to each of the activities, are outside of the normal operations of the business, and create a lack of comparability between periods.

Total Financial Debt and Total Net Financial Debt
(in millions)*	September 30, 2022	June 30, 2022	September 30, 2021
Long-term debt, net	$1,330.7	$1,336.4	$1,130.6
Plus:
Current portion of long-term debt	12.0	12.0	10.4
Financing costs, net	10.6	10.9	11.1
Present value of net minimum payment - finance lease obligations (i)	41.7	35.6	27.6
Total Financial Debt	1,395.0	1,394.9	1,179.7
Less: Cash and cash equivalents	(20.1)	(26.3)	(123.7)
Total Net Financial Debt	$1,374.9	$1,368.6	$1,056.0
Total Net Financial Debt to Adjusted EBITDA ratio	4.8x	4.8x	3.5x

(i)
Balance is presented within Accrued expenses and other current liabilities and Other liabilities in the Consolidated Balance Sheet.

(*) Amounts may not total due to rounding.